Exhibit 99.7

GAINSCO, INC.

20,365,000 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

BENEFICIAL OWNER ELECTION FORM

     I (We) acknowledge receipt of your letter and the enclosed materials relating to the offering of shares of GAINSCO, INC. common stock, par value $0.10 per share (the “Common Stock”), issuable upon the exercise of subscription rights (“Subscription Rights”).

     In this form, I (we) instruct you whether to exercise Subscription Rights to purchase shares of Common Stock distributed with respect to the Common Stock held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the prospectus dated      , 2005 (the “Prospectus”) and the related Instructions for Use of GAINSCO, INC. Subscription Certificates.

     BOX 1. ☐ Please do not exercise Subscription Rights for shares of Common Stock.

     BOX 2. ☐ Please exercise Subscription Rights for me (us) and purchase shares of the Common Stock as set forth below:

	NUMBER		SUBSCRIPTION		PAYMENT
	OF SHARES		PRICE
Subscription Rights		X	$.75	=	$

     BOX 3. ☐ Payment in the following amount is enclosed: $

     BOX 4. ☐ Please deduct payment from the following account maintained by you as follows:

Type of Account:	Account No.:

Amount to be deducted: $

Date

Signature

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